Exhibit 99.5

CLASS A-1 COMMON STOCK PURCHASE AGREEMENT

This Class A-1 Common Stock Purchase Agreement (this “Agreement”) is made and entered into as of August 5, 2021, by and between Vector Capital V, L.P., a Cayman Islands exempted limited partnership (“VCV”) and Vector Entrepreneur Fund V, L.P., a Cayman Islands exempted limited partnership (“VEFV,” and together with VCV the “Purchasers”), Sunshine Software Holdings, Inc., a Delaware corporation (“Holdings”).

WHEREAS, Holdings, Sunshine Software Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Cornerstone OnDemand, Inc., a Delaware corporation (the “Company”), entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company being the surviving entity (the “Merger”);

WHEREAS, VCV currently owns 1,190,584 shares of common stock of the Company (the “VCV Company Shares”) and VEFV currently owns 7,895 shares of common stock of the Company (the “VEFV Company Shares,” and together with the VCV Company Shares, the “Company Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Holdings’ agreement to enter into this Agreement, the Purchasers are executing and delivering a Voting and Support Agreement agreeing to vote their Company Shares in favor of the adoption of the Merger Agreement;

WHEREAS, the Purchasers wish to contribute their Company Shares to Holdings in exchange for Class A-1 Common Stock, par value $0.0001 per share, of Holdings (the “Class A-1 Common Stock”), in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, Holdings hereby agrees to issue, sell, assign, transfer and convey to the Purchasers, and the Purchasers hereby agree to purchase and accept from Holdings, substantially contemporaneous with the consummation of the closing of the Merger (the “Merger Closing”) additional shares of Class A-1 Common Stock, in accordance with the terms and conditions set forth in this Agreement, resulting in Purchasers holding a minority ownership position in Holdings (after the contribution and purchase considered herein); and

WHEREAS, substantially simultaneously with the Closing, Holdings, Sunshine Software Investment Holdings, L.P., a Delaware limited partnership, the Purchasers, and the other signatories thereto will enter into the Stockholders Agreement of Holdings (the “Stockholders Agreement”), which will contain the terms on Exhibit A and such other terms as deemed reasonably necessary and appropriate by Holdings.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holdings and the Purchasers agree as follows:

1.
Contribution of Company Shares.  Subject to the terms and conditions hereof, VCV will contribute, transfer, assign, convey and deliver to Holdings all of its right, title and interest in and to the VCV Company Shares, and VEFV will contribute, transfer, assign, convey and deliver to Holdings all of its right, title and interest in and to the VEFV Company Shares, free and clear of all encumbrances (other than those imposed by pursuant to the Securities Act (defined below), as amended, and the applicable rules and regulations thereunder, and any successor to such statute, rules or regulations; or pursuant to any applicable state “blue sky” laws), which Holdings and the Purchasers agree are valued at $57.50 per Company Share, for an aggregate contribution value of $68,912,542.50, in exchange for an aggregate of 6,891,254 shares of Class A-1 Common Stock (valued at $10.00 per share of Class A-1 Common Stock (the “Per Share Purchase Price”) (6,845,858 of which are to be issued to VCV and 45,396 of which are to be issued to VEFV).

2.
Purchase and Sale of the Shares. Subject to the terms and conditions hereof, Holdings hereby agrees to issue, sell, assign, transfer and convey to (a) VCV, and VCV hereby agrees to purchase and accept from Holdings, at the Closing, 3,088,271 shares of Class A-1 Common Stock for an amount in cash per share equal to the Per Share Purchase Price and an aggregate price equal to the Aggregate VCV Purchase Price (as defined below) and (b) VEFV, and VEFV hereby agrees to purchase and accept from Holdings, at the Closing, 20,474 shares of Class A-1 Common Stock for an amount in cash per share equal to the Per Share Purchase Price and an aggregate price equal to the Aggregate VEFV Purchase Price (as defined below), in each case, free and clear of all encumbrances (other than those imposed by (w) the Amended and Restated Certificate of Incorporation of Holdings, including terms as deemed reasonably necessary and appropriate by Holdings (as may be amended, restated, or amended and restated from time to time in accordance with its terms); (x) the Bylaws of Holdings, including terms as deemed reasonably necessary and appropriate by the Holdings (as may be amended, restated, or amended and restated from time to time in accordance with its terms), (y) the Stockholders Agreement (as may be amended, restated, or amended and restated from time to time in accordance with its terms) (items (w), (x), and (y), collectively, the “Governing Documents”); and (z) pursuant to the Securities Act (defined below), as amended, and the applicable rules and regulations thereunder, and any successor to such statute, rules or regulations; or pursuant to any applicable state “blue sky” laws (collectively with the Governing Documents, the “Permitted Securities Encumbrances”)).  The aggregate number of shares of Class A-1 Common Stock purchased by the Purchasers pursuant to Sections 1 and 2 of this Agreement shall be referred to in this Agreement as the “Shares.”

3.
Aggregate Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, the aggregate purchase price payable at the Closing (as defined below) by VCV in respect of the Shares issuable to it pursuant to Section 2 of this Agreement shall be an amount in cash equal to $30,882,715.50 (the “Aggregate VCV Purchase Price”).  Upon the terms and subject to the conditions set forth in this Agreement, the aggregate purchase price payable at the Closing (as defined below) by VEFV in respect of the Shares issuable to it pursuant to Section 2 of this Agreement shall be an amount in cash equal to $204,742 (the “Aggregate VEFV Purchase Price,” and together with the Aggregate VCV Purchase Price, the “Aggregate Purchase Price”).

4.
Principal Purchase Agreement.  At Closing, Holdings is entering into a separate purchase agreement (the “Principal Purchase Agreement” and, together with this Agreement, the “Purchase Agreements”) with Sunset Software Investment Holdings, L.P., a Delaware limited partnership and affiliate of Clearlake Capital Group, L.P., a Delaware limited partnership (the “Principal Investor”), providing for the purchase at the Closing (as hereinafter defined) by the Principal Investor of Class A-1 Common Stock.

5.
Closing.  The closing of the contribution, issuance, purchase and sale of the Shares under this Agreement (the “Closing”) shall occur on the date of, and substantially contemporaneously with, the Merger Closing and the purchase by the Principal Investor of shares of Class A-1 Common Stock.  At the Closing, (x) Holdings shall (i) make in the name of the Purchasers a book-entry notation representing the Shares in the stock ledger of Holdings against the contribution of the Company Shares and the payment of the Aggregate Purchase Price therefor by wire transfer of immediately available funds to an account designated by Holdings, and (ii) deliver to the Purchasers, Holdings, the Principal Investor and any other designated purchasers of the capital stock of Holdings signature pages to the Stockholders Agreement, and (y) in addition to the wire transfer of the funds described in item (x), the Purchasers shall execute and deliver to Holdings the Purchasers’ signature page to the Stockholders Agreement.

6.	Representations and Warranties of Holdings. Holdings hereby represents and warrants to the Purchaser, as of the date hereof and as of Closing, that:

(a)          Authority; Enforceability.  Holdings (x) has been duly organized and is in good standing under the laws of the State of Delaware, (y) has all necessary corporate power and authority to execute and deliver this Agreement and the Stockholders Agreement and to perform Holdings’ obligations under this Agreement and the Stockholders Agreement, and (z) no other corporate proceedings on the part of Holdings are necessary pursuant to its governing documents or applicable law to authorize the execution, delivery or performance of this Agreement, the Stockholders Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Holdings and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of Holdings enforceable against Holdings in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). At the Closing, the Stockholders Agreement will be duly executed and delivered by Holdings and the Principal Investor, and, assuming due authorization, execution and delivery by Holdings, the Purchasers and the Principal Investor, will constitute a legal, valid and binding agreement of Holdings enforceable against Holdings and other parties thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(b)          Title and Ownership.

(i)          Upon Holdings’ receipt of payment or contribution therefor, the Shares being purchased by the Purchasers, or being issued to the Purchasers, will be duly and validly issued, fully paid and nonassessable and free and clear of all encumbrances (other than Permitted Securities Encumbrances).

(ii)          Immediately prior to the consummation of the transactions contemplated by the Merger Agreement, Holdings owns all of the issued and outstanding shares of capital stock of Sunshine Intermediate Holdings, Inc. (“Intermediate Holdings”) and will own immediately following the consummation of the transactions contemplated by the Merger Agreement, all of the issued and outstanding shares of capital stock of Intermediate Holdings.  Immediately after the consummation of the transactions contemplated by the Merger Agreement, Intermediate Holdings will own all the issued and outstanding shares of capital stock of the Company.

(c)          Limited Operations.  As of the date hereof, Holdings is a newly formed entity that neither owns nor has owned any material assets or material liabilities, in each case other than those under or relating to the Merger, the Merger Agreement and agreements relating to the financing and consummation of the Merger and other than administrative matters relating to its formation.

(d)          Non-Contravention; Governmental Consents. Neither the execution, delivery and performance of this Agreement or the Stockholders Agreement by Holdings, nor the consummation by Holdings of the transactions contemplated by this Agreement, will (with or without the passage of time or giving of notice or both) (i) conflict with or violate Holdings’ Governing Documents, (ii) violate any material laws applicable to Holdings or the Shares, (iv) result in the creation of any encumbrance upon any of the Shares (other than Permitted Securities Encumbrances), or (v) require Holdings to obtain any consent, waiver, approval, ratification, permit, license, governmental authorization or other authorization of, give any notice to, or make any filing or registration with, any governmental authority or other Person (other than as required by the Governing Documents).

(e)          Per Share Purchase Price.  The Per Share Purchase Price represents the same per share purchase price being paid by the Principal Investor for its shares of Class A-1 Common Stock.

(f)          Offer of Shares.  Neither Holdings nor any person authorized to act on behalf of Holdings has taken or will take any action that would subject the transactions contemplated by this Agreement to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and assuming the investment representations of the Purchasers set forth in Section 7 are true, the offer, sale and issuance of the Shares are exempt from the registration requirements of the Securities Act.

7.	Representations and Warranties of the Purchasers. Each Purchaser hereby jointly and severally represents and warrants to Holdings, as of the date hereof and as of Closing, that:

(a)          Authority; Enforceability.  Such Purchaser is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act or an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Such Purchaser has been duly organized and is in good standing under the laws of the jurisdiction of its formation, and has all necessary limited liability company (or similar) power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Purchaser of this Agreement and the consummation by such Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary limited partnership (or similar) action on the part of such Purchaser and no other limited partnership (or similar) proceedings on the part of such Purchaser are necessary pursuant to its governing documents or the laws of its jurisdiction of formation to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by such Purchaser and, assuming due authorization, execution and delivery by Holdings, constitutes a legal, valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(b)          Non-Contravention; No Consents or Approvals. Neither the execution, delivery and performance of this Agreement (including the terms set forth on Exhibit) by such Purchaser, nor the consummation by such Purchaser of the transactions contemplated by this Agreement, will (with or without the passage of time or giving of notice or both) (i) conflict with or violate the organizational documents of such Purchaser, (ii) result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, conflict with or violate any governmental authorization or material Contract to which such Purchaser is a party, by which such Purchaser is bound or by which any of such Purchaser’s properties or assets is subject, (iii) violate any material laws applicable to such Purchaser or any of such Purchaser’s properties or assets; or (iv) require such Purchaser to obtain any consent, waiver, approval, ratification, permit, license, governmental authorization or other authorization of, give any notice to, or make any filing or registration with, any governmental authority or other Person, except in each case that would not, individually or in the aggregate, have a material adverse effect on such Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

(c)          Financial Capacity. Such Purchaser has the financial capacity and sufficient funds on hand or readily accessible, to (i) pay such Purchaser’s portion of the Aggregate Purchase Price and perform its obligations under this Agreement, and all funds necessary for such Purchaser to fulfill its obligations under this Agreement, and (ii) fund future equity investments up to its portion of an incremental $35,000,000 through the current investment period of the Purchasers.

(d)          Title and Ownership. As of the date hereof and as of Closing, the VEFV is a holder of record and/or the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of the VEFV Company Shares, and VCV is a holder of record and/or the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of the VCV Company Shares, in each case, the Company Shares will be duly and validly issued, fully paid and nonassessable and free and clear of all encumbrances (other than Permitted Securities Encumbrances).

8.
Termination.  (a) This Agreement will terminate, and be of no further force or effect without any action by any person if the Merger Agreement is terminated for any reason, and (b) will terminate, and be of no further force or effect upon the Purchasers providing notice to Holdings of their election to terminate this Agreement following any amendment to the Merger Agreement entered into without the Purchasers’ prior written consent that results in any increase to the Merger Consideration (as defined in the Merger Agreement); provided, however, that if, prior to any such termination of this Agreement, the Purchaser shall have paid the Aggregate Purchase Price to, or as directed by, Holdings, Holdings will (i) promptly (and in any event no later than one business day thereafter) provide the Purchaser notice pursuant to Section 9(c) of the termination of the Merger Agreement and this Agreement, (ii) promptly (and in any event no later than two business days thereafter) refund the Aggregate Purchase Price paid by the Purchaser pursuant to this Agreement and (iii) cancel any Shares issued hereunder and upon such refund and cancellation, this Agreement shall be terminated.

9.	Miscellaneous.

(a)          Further Assurances. The parties hereto shall execute and cause to be delivered to the other parties hereto such instruments and other documents, and shall take such other actions, as such party may reasonably request (at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.  Simultaneously with the execution and delivery of this Agreement, each Purchaser has executed an agreement in a form acceptable to Holdings that such Purchaser will vote, or will cause, its shares of common stock of the Company in favor of the adoption of the Merger Agreement (the “Voting Agreement”).

(b)          Fees and Expenses. Except as otherwise expressly provided in this Agreement, the Stockholders Agreement or as expressly agreed to among any of the parties hereto, each party will bear its respective expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives. If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from any breach of this Agreement by another party.

(c)          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by e‑mail, upon written confirmation of receipt by email or otherwise, (ii) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice by one of the means set forth in this Section 9(c):

If to the Purchasers, to:

c/o Vector Capital
One Market Street
Steuart Tower, 23rd Floor
San Francisco, CA 94105
Attention:      David Fishman, Managing Director
                      Andy Fishman, Managing Director
Email:          fishman@vectorcapital.com
                     afishman@vectorcapital.com

with a copy (which copy shall not constitute notice) to:

Paul Hastings LLP
101 California Street, Forty-Eighth Floor
San Francisco, CA 94111
Attention:     Steve Camahort
                     Dana Kromm
Email:          stevecamahort@paulhastings.com
                    danakromm@paulhastings.com

If to Holdings, to:

c/o Clearlake Capital Group, L.P.
233 Wilshire Blvd., Suite 800
Santa Monica, CA 90401
Attention:	Behdad Eghbali, Founder and Managing Partner
Fred Ebrahemi, Chief Operating Officer and General Counsel
Email:	behdad@clearlake.com
 febrahemi@clearlake.com

with a copy (which copy shall not constitute notice) to:

Sidley Austin LLP
1999 Avenue of the Stars
17th Floor
Los Angeles, CA 90067
Attention:     Mehdi Khodadad
Email:          mkhodadad@sidley.com

(d)          Amendment. This Agreement may be amended or modified, and the provisions hereof may be waived, only by an agreement in writing signed by all of the parties hereto.

(e)          Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances. Notwithstanding the foregoing, the parties hereto intend that the remedies and limitations thereon contained in this Agreement be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases liability or obligations hereunder of any party hereto.

(f)          Remedies. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions.  The parties acknowledge and agree that, prior to any valid termination of this Agreement, (i) the parties shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, neither Holdings nor the Purchasers would have entered into this Agreement.

(g)          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of Delaware and the parties irrevocably agree to exclusive jurisdiction and venue therein and irrevocably waive any objection based on venue or forum non conveniens with respect to any action instituted therein. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. Each party hereto certifies and acknowledges that (i) no representative, agent or attorney or any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party hereto understands and has considered the implications of this waiver, (iii) each party hereto makes this waiver voluntarily and (iv) each party hereto has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications of this Section 9(g). Any party hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

(h)          Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver. Any waiver to any provision of this Agreement must be in writing and signed by the party against whom it is sought to be enforced.

(i)          Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

(j)          Other Agreements; Assignment. This Agreement, together with the Stockholders Agreement, and the Voting Agreement, constitutes the entire agreement, and supersedes all prior and all other contemporaneous agreements, understandings, negotiations and statements, both written and oral, among the parties hereto or any of their affiliates with respect to the transactions contemplated hereby. Nothing in the Merger Agreement shall limit any rights or obligations of the parties hereto to one another under this Agreement. This Agreement shall not be assigned by any party without the prior consent of the other parties hereto.

(k)          Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(l)          .pdf Signatures. This Agreement may be executed by .pdf signature or by other similar means of electronic transmission and a .pdf or other electronically transmitted signature shall constitute an original for all purposes.

(m)          Survival. The representations, warranties and covenants of the parties hereto contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(n)          Securities Laws.

(i)          California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL. PRIOR TO ACCEPTANCE OF SUCH CONSIDERATION BY HOLDINGS, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING AVAILABLE.

(ii)          Securities Act.  THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

(o)          Publicity; Confidentiality.  This Agreement and the Purchasers’ investment in Holdings shall be kept confidential by the Purchasers and may not be disclosed to any third party or used, circulated, quoted or otherwise referred to in any document by the Purchasers or any of its affiliates, except with the prior written consent of Holdings; provided, that no such written consent is required for any disclosure of the existence or content of this Agreement to (i) the extent required by applicable law (provided, that the Purchasers will to the extent permitted by law provide Holdings an opportunity to review such required disclosure in advance of such disclosure being made and shall accept any reasonable comments made by Holdings), (ii) the extent required to enforce any rights under this Agreement and (iii) to, (x) from the date hereof until the Merger Closing, to the Purchasers’ current limited partners (and their respective advisors) about the subject matter of this Agreement in connection with customary informational, transactional or reporting activities in the ordinary course of the Purchasers’ businesses at any time, and (y) after the Merger Closing, to the Purchasers’ current and prospective limited partners (and their respective advisors) about the subject matter of this Agreement in connection with customary fundraising, marketing, informational, transactional or reporting activities in the ordinary course of the Purchasers’ businesses at any time; provided, that with respect to clauses (x) and (y), that such recipients are bound by an obligation to keep such information confidential.  Without limiting the foregoing, each Purchaser further acknowledges and agrees that the initial press release regarding the Merger, this Agreement, the transactions contemplated hereby or thereby, or its investment in Holdings or the Company shall refer to such investment as a minority investment and to each such Purchaser as a minority investor.

(p)          No Third Party Beneficiaries.  The parties to this Agreement agree that any rights or remedies under or arising by reason of this Agreement are solely for the benefit of the other parties hereto and their successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and nothing in this Agreement, express or implied, is intended to, and does not, confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights to enforce any provision of this Agreement.  Provided, for the avoidance of doubt, the Non-Recourse Parties (defined below) shall have the benefit of Section 9(q) hereof.

(q)          No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter agreement, each party hereto covenants, agrees and acknowledges that no person other than the other parties hereto has or shall have any liability, obligation or commitment of any nature, known or unknown, whether due or to become due, absolute, contingent or otherwise, hereunder, no party has the right of recovery under this Agreement or under any document or instrument delivered in connection herewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith, against, and no personal liability whatsoever shall attach to, be imposed upon or be incurred by, any former, current or future direct or indirect equity holders, controlling persons, directors, officers, employees, agents, affiliates (other than any assignee permitted in accordance with Section 9(j) hereof), members, managers, general or limited partners or assignees (each a “Representative”) of the any other party, or any Representative of any of the foregoing (collectively, in respect of such party, each a “Non-Recourse Party”), through such other party or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of a party against any Non-Recourse Party of the other, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.  Notwithstanding anything to the contrary in the foregoing, Holdings shall be permitted to pursue specific performance, or any other equitable remedy available at law, to enforce the Purchasers’ obligations under this Agreement as it relates to the Merger.

(r)          Tax Treatment.  The parties hereto intend to treat the contribution by the Purchasers of the Company Shares to Holdings in exchange for Class A-1 Common Stock as a transfer or property qualifying under Section 351 of the Code, and none of the parties shall take any position inconsistent with such qualification on any Tax Return or in any Legal Proceeding with respect to Taxes except as required by a “determination” (as defined in Section 1313(a) of the Code).

(signature page follows)

IN WITNESS WHEREOF, the undersigned have executed this Class A-1 Common Stock Purchase Agreement as of the date first written above.

HOLDINGS:

SUNSHINE SOFTWARE HOLDINGS, INC.

By: _______________________
Name:  Behdad Eghbali
Title:    President

[Signature Page to Class A-1 Common Stock Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Class A-1 Common Stock Purchase Agreement as of the date first set forth above.

PURCHASERS:

VECTOR CAPITAL V, L.P.

Name:
By:
Title:

VECTOR ENTREPRENEUR FUND V, L.P.

Name:
By:
Title:

[Signature Page to Class A-1 Common Stock Purchase Agreement]